Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2017 Results
Provides Update on Strategic Renewal Plan

DALLAS, Texas - (Business Wire) - August 7, 2017 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today reported results for the 13-week second quarter ended on July 2, 2017. The Company also provided an update on the progress it is making with its Strategic Renewal Plan (the "Plan") to drive long-term shareholder value creation.

Select second quarter 2017 results as compared to second quarter 2016 results include:

•	Total revenues decreased 4.9% to $172.6 million;

•	Comparable restaurant sales at Pollo Tropical decreased 7.7% and comparable restaurant transactions decreased 10.0%;

•	Comparable restaurant sales at Taco Cabana decreased 4.7% and comparable restaurant transactions decreased 4.5%;

•	Three Company-owned Pollo Tropical restaurants and two Company-owned Taco Cabana restaurants were opened;

•	30 Company-owned Pollo Tropical restaurants were closed;

•	Net loss of $2.2 million, or $0.08 per diluted share, compared to net income in the prior year period of $8.9 million, or $0.33 per diluted share;

•
Adjusted net income of $8.1 million, or $0.30 per diluted share, compared to adjusted net income in the prior year period of $9.3 million, or $0.35 per diluted share (see non-GAAP reconciliation table below); and

•	Consolidated Adjusted EBITDA of $24.1 million compared to the prior year period of $25.1 million (see non-GAAP reconciliation table below).

Fiesta President and Chief Executive Officer Richard Stockinger said, “Since initiating the Strategic Renewal Plan in April and implementing related major operational changes, we significantly reduced our media presence and moderated promotions and discounts, which negatively impacted our quarterly revenues. Our Plan includes deliberate investments to build affinity and frequency by improving the quality of our food, hospitality and restaurant environment. We remain confident and anticipate that our actions will significantly improve our core business model and drive improved results in the future.”

Mr. Stockinger concluded, “We are now preparing to relaunch Pollo Tropical in October and Taco Cabana shortly thereafter once the material aspects of our Plan are in place, including new and impactful creative advertising campaigns. We are committed to maintaining high standards with consistent execution and increased innovation across both brands. Meanwhile, we continue to manage our business with capital and financial discipline. By early 2018, among other things, we intend to implement incremental strategies for growth including digital solutions aimed at building effective programs to foster loyalty and grow online ordering, delivery and catering sales.”

Strategic Renewal Plan

The Plan consists of the following: 1) revitalizing restaurant performance in core markets; 2) managing capital and financial discipline; and 3) establishing platforms for long term growth.

The items detailed below reflect Fiesta’s meaningful progress to date.

Revitalizing Restaurant Brands in Core Markets

•
The leadership team has met with the founders of Pollo Tropical and Taco Cabana to identify the principles that made each brand iconic; the Company continues to work with Chef Connie who created the original Taco Cabana recipes.

•
With the assistance of a culinary and food sourcing expert, Fiesta has reviewed all ingredients and recipes and has begun rolling out improvements to menu offerings through the use of high quality, natural ingredients. Almost 90% of each brand menu will be positively impacted by these improvements.

•
The Company is leveraging its scale and purchasing power to vertically integrate its chicken supply chain. Fiesta will ultimately control the feed and breed of chickens purchased which will further differentiate Pollo Tropical in the competitive landscape.

•
New labor models are being tested at both brands. The intention is to optimize the guest experience by ensuring that restaurants are adequately staffed and that managers are intensely focused on the guest experience. We believe these new labor models should increase speed of service and transaction flow and improve the quality and consistency of hospitality.

•	Brand and guest research has been conducted and is being utilized to refine Fiesta's operating and marketing initiatives.

•	Pollo Tropical has retained a new advertising agency and new creative advertising campaigns are being developed at both brands based on refined positioning, marketing and digital strategies.

•	Fiesta has developed a priority list of deferred maintenance needs that will be addressed this year and in 2018. Fiesta is also enhancing signage and adding exterior lighting to improve visibility.

•
The Company continues to reinforce strict adherence to cleanliness and food safety standards including engaging an outside firm to conduct food and safety audits at every restaurant four times per year.

•	New incentive based compensation plans have been rolled out to the Operations teams.

•	Regional chefs are being added to the field structure to ensure adherence to high quality operating and food safety standards.

•	Social media and guest feedback systems and processes are being revamped.

•	Music selection and systems are improved.

Managing Capital and Financial Discipline

•
Fiesta previously announced reductions in general and administrative expenses which will lower annualized costs by approximately $7.5 million. The Company continues to explore opportunities to operate more efficiently and to mitigate the investments being made to positively impact the guest experience.

•
A pricing elasticity analysis is underway to assist the Company in applying potential price increases in the fourth quarter to mitigate restaurant-level investments that coincide with the relaunch of both brands.

•	Nine Pollo Tropical restaurants and one Taco Cabana restaurant are being remodeled this year; three Pollo Tropical restaurants are nearing completion.

•	Fiesta closed 30 Company-owned Pollo Tropical locations in Texas, Tennessee and Georgia in April, as previously reported, and closed four Company-owned Taco Cabana locations in Texas in early July.

•	The Company has launched an improved preventative maintenance program to improve the longevity of its restaurant base.

Establishing Platforms for Growth

•	Restaurant prototypes for both brands are being redesigned to optimize signature brand touch points and the guest experience, and deliver attractive investment returns.

•
Fiesta is making progress establishing new digital capabilities including rolling out video menu boards this year and developing delivery, catering, online ordering and loyalty platforms for implementation in 2018.

•	The Company is currently testing outsourcing a call center to answer guest inquiries and take catering orders.

•	Fiesta is reformulating the positioning strategy for Pollo Tropical outside of core markets beginning with its six locations in southern Texas and 13 locations in Atlanta, Georgia.

Corporate Governance

As previously announced, a comprehensive review of Fiesta’s corporate governance and board composition is underway, and the Company is committed to putting forward a proposal to declassify the Board at its next Annual Meeting.

Debt Refinancing and Capital Allocation

Fiesta is in the process of refinancing its revolving credit facility that expires in the fourth quarter of 2018 and, upon completion of the refinancing that is expected before the end of 2017, will refine its plan to allocate capital, including considering the implementation of a share repurchase plan.

July 2017 Comparable Restaurant Sales

July comparable restaurant sales decreased 6.4% at Pollo Tropical and decreased 8.9% at Taco Cabana. After suspending broadcast media during the second quarter at both brands, media was reintroduced starting in late June in some Pollo Tropical markets.

Second Quarter 2017 Financial Review

Consolidated Results

Total revenues decreased 4.9% to $172.6 million from $181.5 million compared to the prior year period primarily due to reduced comparable restaurant sales and closed Pollo Tropical Company-owned restaurants. Broadcast media was materially reduced during the quarter while the Company implemented initiatives related to the Plan. There were 14 net fewer Company-owned restaurants operating relative to last year due primarily to the 30 Pollo Tropical Company-owned restaurant closures in Texas, Georgia, and Tennessee in April, partially offset by new Company-owned restaurant openings.

Comparable restaurant sales decreased 7.7% at Pollo Tropical compared to a decrease of 1.4% in the prior year period and decreased 4.7% at Taco Cabana compared to a decrease of 3.8% in the prior year period. Comparable restaurant transactions decreased 10.0% at Pollo Tropical compared to a 2.6% decrease in the prior year period and decreased 4.5% at Taco Cabana compared to a 5.5% decrease in the prior year period.

Comparable restaurant transactions declined 560 basis points in the U.S. fast casual segment. According to data reported by TDn2K’s Black Box Intelligence, comparable restaurant transactions in the fast casual segment declined 580 bps and 600 bps in Florida and Texas, respectively. Based on such data, Pollo Tropical comparable restaurant transactions in Florida were approximately 370 basis points lower than fast casual restaurant peers and Taco Cabana comparable restaurant transactions in Texas were 150 basis points higher than fast casual restaurant peers. Sales cannibalization negatively impacted Pollo Tropical comparable restaurant transactions in Florida by approximately 60 basis points.

Cost of sales as a percentage of restaurant sales improved 70 basis points compared to the prior year period due primarily to menu price increases and lower commodity costs, partially offset by sales mix.

Restaurant wages and related expenses as a percentage of restaurant sales increased 90 basis points compared to the prior year period due primarily to higher labor and medical benefit costs and sales deleverage, partially offset by lower incentive based compensation and the closure of restaurants with higher labor costs.

Restaurant rent expense decreased $0.2 million compared to the prior year period due primarily to fewer Company-owned restaurants.

Advertising expense decreased $2.7 million compared to the prior year period due primarily to reduced broadcast media while the Company implemented initiatives related to the Plan.

Other restaurant operating expenses as a percentage of restaurant sales increased 90 basis points compared to the prior year period due primarily to sales deleverage and higher repair and maintenance costs.

General and administrative expenses increased $4.9 million to $19.1 million compared to the prior year period. As a percentage of total revenues, general and administrative expenses increased 320 basis points compared to the prior year period. General and administrative expenses increased due primarily to board and shareholder matter costs related to shareholder activism and CEO and board member searches of $3.1 million and Plan restructuring costs and retention bonuses of $1.9 million. These items increased general and administrative expenses as a percent of total revenues by 290 basis points compared to the prior year period as a percentage of total revenues.

The Company recognized impairment and other lease charges of $10.8 million in the second quarter of 2017 primarily related to lease charges for Company-owned Pollo Tropical restaurants that closed in the second quarter of 2017, impairment charges for three closed Company-owned Pollo Tropical restaurants as a result of the decision not to convert such locations to Taco Cabana restaurants, and impairment charges with respect to four Company-owned Taco Cabana restaurants that were subsequently closed in the third quarter of 2017.

The effective tax rate was 26.3% as compared to 36.5% during the prior year period. The benefit from income taxes for the second quarter of 2017 was derived using an estimated annual effective tax rate of 37.3%, which excludes the discrete impact of a tax benefit deficiency from the vesting of restricted shares and the tax benefit resulting from impairment and other lease charges of $0.1 million and $3.9 million, respectively. The provision for income taxes for the second quarter of 2016 was derived using an estimated effective annual income tax rate of 36.5%.

Net loss was $2.2 million, or $0.08 per diluted share, compared to net income of $8.9 million, or $0.33 per diluted share, in the prior year period.

Adjusted net income, a non-GAAP financial measure, was $8.1 million, or $0.30 per diluted share, compared to adjusted net income of $9.3 million, or $0.35 per diluted share, in the prior year period. Consolidated Adjusted EBITDA, a non-GAAP measure, was $24.1 million compared to Consolidated Adjusted EBITDA of $25.1 million in the prior year period (see non-GAAP reconciliation tables below).

Brand Results

Pollo Tropical restaurant sales decreased 7.4% to $94.4 million in the quarter compared to the prior year period due primarily to a comparable restaurant sales decrease of 7.7% coupled with 19 fewer Company-owned restaurants in operation as a result of recent restaurant closures in Texas, Georgia, and Tennessee. The decrease in comparable restaurant sales resulted from a 10.0% decrease in comparable restaurant transactions partially offset by a 2.3% increase in average check. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant transactions by approximately 60 basis points. The increase in average check was driven by menu price increases that positively impacted restaurant sales by 2.1%.

Restaurant-level Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, increased 3.5% to $24.3 million compared to the prior year period of $23.4 million and Adjusted EBITDA for Pollo Tropical, increased 17.5% to $17.1 million compared to the prior year period of $14.6 million. The increases in Restaurant-level Adjusted EBITDA and Adjusted EBITDA were primarily due to the closure of unprofitable restaurants and lower cost of sales as a percentage of restaurant sales, partially offset by lower sales and related profitability (see non-GAAP reconciliation table below).

Taco Cabana restaurant sales decreased 1.7% to $77.6 million in the quarter compared to the prior year period due primarily to a comparable restaurant sales decrease of 4.7% offset by sales contributions from five net Company-owned restaurant openings. The decrease in comparable restaurant sales resulted from a 4.5% decrease in comparable restaurant transactions and a 0.2% decrease in average check. The decrease in average check was driven by lower sales mix partially offset by menu price increases that positively impacted restaurant sales by 2.0%.

Restaurant-level Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, decreased 16.5% to $12.9 million compared to the prior year period of $15.5 million and Adjusted EBITDA for Taco Cabana decreased 33.7% to $7.0 million compared to the prior year period of $10.5 million. The decreases in Restaurant-level Adjusted EBITDA and Adjusted EBITDA were due primarily to lower sales and related profitability, higher restaurant wages and related costs and higher other operating expenses, partially offset by lower cost of sales as a percentage of restaurant sales (see non-GAAP reconciliation tables below).

Restaurant Portfolio

During the second quarter of 2017, Fiesta opened three Company-owned Pollo Tropical restaurants in Florida and two Company-owned Taco Cabana restaurants in Texas. As previously reported, Fiesta closed 30 Company-owned Pollo Tropical restaurants in Texas, Georgia and Tennessee which contributed $7.8 million in restaurant sales and $5.0 million in restaurant-level operating losses to income from operations, including $1.4 million of depreciation expense for the six months ended July 2, 2017. Subsequent to the end of the second quarter of 2017, Fiesta closed four Company-owned Taco Cabana restaurants in Texas.

As of July 2, 2017, there were 153 Company-owned Pollo Tropical restaurants, 169 Company-owned Taco Cabana restaurants, 32 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guyana, Panama, Honduras and Venezuela and seven franchised Taco Cabana restaurants in the U.S.

In 2017, Fiesta expects to open nine new Company-owned Pollo Tropical restaurants in Florida and six new Company-owned Taco Cabana restaurants in Texas, including one Company-owned Pollo Tropical restaurant that was closed in October 2016 that will be converted to a Taco Cabana restaurant. As of July 2, 2017, six new Company-owned Pollo Tropical restaurants and three new Company-owned Taco Cabana restaurants have opened.

Total capital expenditures in 2017 are expected to be $60.0 million to $70.0 million. Capital expenditures in 2017 are expected to include approximately $22.0 million to $25.0 million for development of new restaurants, approximately $22.0 million to $26.0 million for the ongoing reinvestment in Pollo Tropical and Taco Cabana restaurants for capital maintenance expenditures, approximately $2.0 million to $3.0 million for remodeling costs and approximately $14.0 million to $16.0 million of other expenditures which primarily includes information technology and systems projects and indoor video menu boards.

Investor Conference Call Today

President and Chief Executive Officer Richard Stockinger, Senior Vice President and Chief Financial Officer Lynn Schweinfurth, and Senior Vice President and Chief Operating Officer Danny Meisenheimer will host a conference call at 4:30 p.m. ET today.

The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Monday, August 14, 2017, and can be accessed by dialing 412-317-6671. The passcode is 13666627. The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JULY 2, 2017 AND JULY 3, 2016
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)		Six months ended (a)
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Revenues:
Restaurant sales	$172,005	$180,835	$346,982	$356,774
Franchise royalty revenues and fees	619	697	1,249	1,435
Total revenues	172,624	181,532	348,231	358,209
Costs and expenses:
Cost of sales	50,728	54,607	101,676	108,657
Restaurant wages and related expenses (b)	46,269	46,981	94,401	92,033
Restaurant rent expense	8,915	9,113	18,777	18,034
Other restaurant operating expenses	24,636	24,263	48,704	46,651
Advertising expense	4,292	7,006	11,831	14,001
General and administrative expenses (b)(c)	19,140	14,253	35,148	28,101
Depreciation and amortization	8,596	8,625	17,782	16,961
Pre-opening costs	910	2,016	1,334	3,198
Impairment and other lease charges (d)	10,762	82	43,176	94
Other expense (income), net (e)	654	10	798	(238)
Total operating expenses	174,902	166,956	373,627	327,492
Income (loss) from operations	(2,278)	14,576	(25,396)	30,717
Interest expense	654	535	1,238	1,093
Income (loss) before income taxes	(2,932)	14,041	(26,634)	29,624
Provision for (benefit from) income taxes	(772)	5,125	(9,414)	10,813
Net income (loss)	$(2,160)	$8,916	$(17,220)	$18,811
Basic net income (loss) per share	$(0.08)	$0.33	$(0.64)	$0.70
Diluted net income (loss) per share	$(0.08)	$0.33	$(0.64)	$0.70
Basic weighted average common shares outstanding	26,815,015	26,654,280	26,794,560	26,629,999
Diluted weighted average common shares outstanding	26,815,015	26,660,269	26,794,560	26,636,145

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six month periods ended July 2, 2017 and July 3, 2016 each included 13 and 26 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation of $(74) and $40 for the three months ended July 2, 2017 and July 3, 2016, respectively, and $35 and $76 for the six months ended July 2, 2017 and July 3, 2016, respectively. General and administrative expenses include stock-based compensation expense of $1,248 and $1,218 for the three months ended July 2, 2017 and July 3, 2016, respectively, and $1,785 and $2,193 for the six months ended July 2, 2017 and July 3, 2016, respectively.

(c) General and administrative expenses for the three months ended July 2, 2017, include $144 for the write-off of site costs related to locations that we decided not to develop, $3,099 of board and shareholder matter costs related to shareholder activism and CEO and board member searches and $1,869 related to Plan restructuring costs and retention bonuses. General and administrative expenses for the three months ended July 3, 2016, include $204 for the write-off of site costs related to locations that we decided not to develop and $346 in office restructuring and relocation costs. General and administrative expenses for the six months ended July 2, 2017, include an $849 charge for terminated capital project costs, $454 for the write-off of site costs related to locations that we decided not to develop, $3,903 of board and shareholder matter costs related to shareholder activism and CEO and board member searches and $2,014 related to Plan restructuring costs and retention bonuses, partially offset by the benefit of $473 related to litigation matters. General and administrative expenses for the six months ended July 3, 2016, include $748 of board and shareholder matter costs related to the previously proposed and terminated separation transaction, $296 for the write-off of site costs related to locations that the Company decided not to develop and $346 in office restructuring and relocation costs, partially offset by the benefit of $375 related to litigation matters.

(d) Impairment and other lease charges for the three months ended July 2, 2017, primarily include lease charges related to Pollo Tropical restaurants that closed in the second quarter of 2017, additional impairment charges related to three closed Pollo Tropical restaurants as a result of the decision not to convert the locations to Taco Cabana restaurants and impairment charges with respect to four Taco Cabana restaurants that the

Company subsequently closed in the third quarter of 2017. Impairment and other lease charges for the six months ended July 2, 2017, primarily include impairment charges for Pollo Tropical restaurants that were closed in April 2017, seven of which were impaired in 2016, as well as additional impairment charges related to previously closed restaurants primarily as a result of the decision not to convert four locations to Taco Cabana restaurants, impairment charges with respect to four Taco Cabana restaurants that the Company subsequently closed during the third quarter of 2017, impairment charges with respect to three Taco Cabana restaurants that it continues to operate and lease charges related to Pollo Tropical restaurants that closed in the second quarter of 2017 and fourth quarter of 2016.

(e) Other expense (income), net for the three and six months ended July 2, 2017, primarily includes costs for the removal of signs and equipment related to the closure of Pollo Tropical restaurants and severance for restaurant employees, partially offset by expected business interruption proceeds related to a Taco Cabana restaurant that was temporarily closed due to a fire. Other income for the six months ended July 3, 2016, primarily includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	July 2, 2017	January 1, 2017

Assets
Cash	$4,426	$4,196
Other current assets	24,814	22,746
Property and equipment, net	239,414	270,920
Goodwill	123,484	123,484
Deferred income taxes	29,023	14,377
Other assets	5,082	5,842
Total assets	$426,243	$441,565

Liabilities and Stockholders' Equity
Current liabilities	$55,958	$46,769
Long-term debt, net of current portion	62,375	71,423
Lease financing obligations	1,664	1,664
Deferred income sale-leaseback of real estate	25,362	27,165
Other liabilities	32,082	30,369
Total liabilities	177,441	177,390
Stockholders' equity	248,802	264,175
Total liabilities and stockholders' equity	$426,243	$441,565

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Segment revenues:
Pollo Tropical	$94,801	$102,387	$194,560	$201,870
Taco Cabana	77,823	79,145	153,671	156,339
Total revenues	$172,624	$181,532	$348,231	$358,209

Change in comparable restaurant sales (a):
Pollo Tropical	(7.7)%	(1.4)%	(7.2)%	(0.7)%
Taco Cabana	(4.7)%	(3.8)%	(4.6)%	(1.2)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$622	$689	$1,236	$1,405
New restaurants (c)	471	422	824	817
Total company-owned (d)	594	614	1,148	1,237
Taco Cabana
Comparable restaurants (b)	$462	$485	$914	$961
New restaurants (c)	500	489	960	950
Total company-owned (d)	463	485	916	961

Income (loss) before income taxes:
Pollo Tropical	$(3,502)	$7,636	$(28,598)	$17,305
Taco Cabana	570	6,452	1,964	13,067

Adjusted EBITDA:
Pollo Tropical	$17,139	$14,588	$31,861	$30,050
Taco Cabana	6,982	10,528	13,476	20,768

Restaurant-Level Adjusted EBITDA (e):
Pollo Tropical	$24,269	$23,443	$46,864	$46,869
Taco Cabana	12,910	15,462	25,174	30,605
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Restaurant-Level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-Level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information".

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended		Six months ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Company-owned restaurant openings:
Pollo Tropical	3	11	6	17
Taco Cabana	2	2	3	2
Total new restaurant openings	5	13	9	19

Company-owned restaurant closings:
Pollo Tropical	(30)	—	(30)	—
Taco Cabana	—	—	—	—
Net change in restaurants	(25)	13	(21)	19

Number of Company-owned restaurants:
Pollo Tropical	153	172	153	172
Taco Cabana	169	164	169	164
Total Company-owned restaurants	322	336	322	336

Number of franchised restaurants:
Pollo Tropical	32	37	32	37
Taco Cabana	7	7	7	7
Total franchised restaurants	39	44	39	44

Total number of restaurants:
Pollo Tropical	185	209	185	209
Taco Cabana	176	171	176	171
Total restaurants	361	380	361	380

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	July 2, 2017		July 3, 2016
		(a)		(a)
Pollo Tropical:
Restaurant sales	$94,374		$101,879
Cost of sales	28,956	30.7%	32,266	31.7%
Restaurant wages and related expenses	21,691	23.0%	23,980	23.5%
Restaurant rent expense	4,472	4.7%	4,825	4.7%
Other restaurant operating expenses	12,930	13.7%	13,701	13.4%
Advertising expense	2,011	2.1%	3,685	3.6%
Depreciation and amortization	5,435	5.8%	5,428	5.3%
Pre-opening costs	451	0.5%	1,795	1.8%
Impairment and other lease charges	10,536	11.2%	—	—%

Taco Cabana:
Restaurant sales	$77,631		$78,956
Cost of sales	21,772	28.0%	22,341	28.3%
Restaurant wages and related expenses	24,578	31.7%	23,001	29.1%
Restaurant rent expense	4,443	5.7%	4,288	5.4%
Other restaurant operating expenses	11,706	15.1%	10,562	13.4%
Advertising expense	2,281	2.9%	3,321	4.2%
Depreciation and amortization	3,161	4.1%	3,197	4.0%
Pre-opening costs	459	0.6%	221	0.3%
Impairment and other lease charges	226	0.3%	82	0.1%

	Six months ended
	July 2, 2017		July 3, 2016
		(a)		(a)
Pollo Tropical:
Restaurant sales	$193,684		$200,785
Cost of sales	58,903	30.4%	63,870	31.8%
Restaurant wages and related expenses	45,737	23.6%	46,876	23.3%
Restaurant rent expense	9,847	5.1%	9,469	4.7%
Other restaurant operating expenses	26,319	13.6%	26,293	13.1%
Advertising expense	6,336	3.3%	7,447	3.7%
Depreciation and amortization	11,518	5.9%	10,706	5.3%
Pre-opening costs	783	0.4%	2,909	1.4%
Impairment and other lease charges	42,607	22.0%	—	—%

Taco Cabana:
Restaurant sales	$153,298		$155,989
Cost of sales	42,773	27.9%	44,787	28.7%
Restaurant wages and related expenses	48,664	31.7%	45,157	28.9%
Restaurant rent expense	8,930	5.8%	8,565	5.5%
Other restaurant operating expenses	22,385	14.6%	20,358	13.1%
Advertising expense	5,495	3.6%	6,554	4.2%
Depreciation and amortization	6,264	4.1%	6,255	4.0%
Pre-opening costs	551	0.4%	289	0.2%
Impairment and other lease charges	569	0.4%	94	0.1%

(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Prior to the second quarter of 2017, Adjusted EBITDA was defined as earnings before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other expense (income), net. In 2017, our Board of Directors appointed a new Chief Executive Officer who initiated the Plan and uses an Adjusted EBITDA measure for the purpose of assessing performance and allocating resources to segments. The new Adjusted EBITDA measure used by the chief operating decision maker includes adjustments for significant items that management believes are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Beginning in the second quarter of 2017, the primary measure of segment profit or loss used by the chief operating decision maker to assess performance and allocate resources is Adjusted EBITDA, which is now defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, stock-compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, development and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation net income (loss) to Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
July 2, 2017:
Net income (loss)				$(2,160)
Provision for (benefit from) income taxes				(772)
Income (loss) before taxes	$(3,502)	$570	$—	$(2,932)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,435	3,161	—	8,596
Impairment and other lease charges	10,536	226	—	10,762
Interest expense	295	359	—	654
Other expense (income), net	744	(90)	—	654
Stock-based compensation credit in restaurant wages	(45)	(29)	—	(74)
Unused pre-production costs in advertising expense	—	88	—	88
Total Non-general and administrative expense adjustments	16,965	3,715	—	20,680
General and administrative expense adjustments:
Stock-based compensation expense	640	608	—	1,248
Terminated capital project	7	6	—	13
Board and shareholder matter costs	1,767	1,332	—	3,099
Write-off of site development costs	109	35	—	144
Plan restructuring costs and retention bonuses	1,153	716	—	1,869
Total General and administrative expense adjustments	3,676	2,697	—	6,373
Adjusted EBITDA:	$17,139	$6,982	$—	$24,121
Restaurant-Level Adjustments:
Add: Pre-opening costs	451	459	—	910
Add: Other general and administrative expense(1)	7,106	5,661	—	12,767
Less: Franchise royalty revenue and fees	427	192	—	619
Restaurant-Level Adjusted EBITDA:	$24,269	$12,910	$—	$37,179

July 3, 2016:
Net income (loss)				$8,916
Provision for (benefit from) income taxes				5,125
Income (loss) before taxes	$7,636	$6,452	$(47)	$14,041
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,428	3,197	—	8,625
Impairment and other lease charges	—	82	—	82
Interest expense	228	307	—	535
Other expense (income), net	—	10	—	10
Stock-based compensation expense in restaurant wages	21	19	—	40
Total Non-general and administrative expense adjustments	5,677	3,615	—	9,292
General and administrative expense adjustments:
Stock-based compensation expense	680	538	—	1,218
Board and shareholder matter costs	—	—	47	47
Write-off of site development costs	190	14	—	204
Office restructuring and relocation costs	346	—	—	346
Legal settlements and related costs	59	(91)	—	(32)
Total General and administrative expense adjustments	1,275	461	47	1,783
Adjusted EBITDA:	$14,588	$10,528	$—	$25,116
Restaurant-Level Adjustments:
Add: Pre-opening costs	1,795	221	—	2,016
Add: Other general and administrative expense(1)	7,568	4,902	—	12,470
Less: Franchise royalty revenue and fees	508	189	—	697
Restaurant-Level Adjusted EBITDA:	$23,443	$15,462	$—	$38,905

Six Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
July 2, 2017:
Net income (loss)				$(17,220)
Provision for (benefit from) income taxes				(9,414)
Income (loss) before taxes	$(28,598)	$1,964	$—	$(26,634)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	11,518	6,264	—	17,782
Impairment and other lease charges	42,607	569	—	43,176
Interest expense	544	694	—	1,238
Other expense (income), net	888	(90)	—	798
Stock-based compensation expense in restaurant wages	—	35	—	35
Unused pre-production costs in advertising expense	322	88	—	410
Total Non-general and administrative expense adjustments	55,879	7,560	—	63,439
General and administrative expense adjustments:
Stock-based compensation expense	955	830	—	1,785
Terminated capital project	484	365	—	849
Board and shareholder matter costs	2,225	1,678	—	3,903
Write-off of site development costs	162	292	—	454
Plan restructuring costs and retention bonuses	1,227	787	—	2,014
Legal settlements and related costs	(473)	—	—	(473)
Total General and administrative expense adjustments	4,580	3,952	—	8,532
Adjusted EBITDA:	$31,861	$13,476	$—	$45,337
Restaurant-Level Adjustments:
Add: Pre-opening costs	783	551	—	1,334
Add: Other general and administrative expense(1)	15,096	11,520	—	26,616
Less: Franchise royalty revenue and fees	876	373	—	1,249
Restaurant-Level Adjusted EBITDA:	$46,864	$25,174	$—	$72,038

July 3, 2016:
Net income (loss)				$18,811
Provision for (benefit from) income taxes				10,813
Income (loss) before taxes	$17,305	$13,067	$(748)	$29,624
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	10,706	6,255	—	16,961
Impairment and other lease charges	—	94	—	94
Interest expense	479	614	—	1,093
Other expense (income), net	(12)	(226)	—	(238)
Stock-based compensation expense in restaurant wages	38	38	—	76
Total Non-general and administrative expense adjustments	11,211	6,775	—	17,986
General and administrative expense adjustments:
Stock-based compensation expense	1,225	968	—	2,193
Board and shareholder matter costs	—	—	748	748
Write-off of site development costs	247	49	—	296
Office restructuring and relocation costs	346	—	—	346
Legal settlements and related costs	(284)	(91)	—	(375)
Total General and administrative expense adjustments	1,534	926	748	3,208
Adjusted EBITDA:	$30,050	$20,768	$—	$50,818
Restaurant-Level Adjustments:
Add: Pre-opening costs	2,909	289	—	3,198
Add: Other general and administrative expense(1)	14,995	9,898	—	24,893
Less: Franchise royalty revenue and fees	1,085	350	—	1,435
Restaurant-Level Adjusted EBITDA:	$46,869	$30,605	$—	$77,474
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, other expense (income), net, unused pre-production costs in advertising expense, terminated capital project costs, board and shareholder matter costs, write-off of site development costs, Plan restructuring costs and retention bonuses, office restructuring and relocation costs, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	July 2, 2017				July 3, 2016
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (j)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (j)	Net Income	Diluted EPS
Reported - GAAP	$(2,932)	$(772)	$(2,160)	$(0.08)	$14,041	$5,125	$8,916	$0.33
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (a)	10,762	4,100	6,662	0.25	82	31	51	—
Other expense (income), net (b)	654	249	405	0.01	10	4	6	—
Unused pre-production costs in advertising expense (c)	88	34	54	—	—	—	—	—
Total Non-general and administrative expense	11,504	4,383	7,121	0.26	92	35	57	—
General and administrative expense adjustments:
Terminated capital project (d)	13	5	8	—	—	—	—	—
Board and shareholder matter costs (e)	3,099	1,181	1,918	0.07	47	18	29	—
Write-off of site development costs (f)	144	55	89	—	204	76	128	—
Plan restructuring costs and retention bonuses (g)	1,869	712	1,157	0.04	—	—	—	—
Office restructuring and relocation costs (h)	—	—	—	—	346	129	217	0.01
Legal settlements and related costs (i)	—	—	—	—	(32)	(12)	(20)	—
Total General and administrative expense	5,125	1,953	3,172	0.12	565	211	354	0.01
Adjusted - Non-GAAP	$13,697	$5,564	$8,133	$0.30	$14,698	$5,371	$9,327	$0.35

	(unaudited)
	Six months ended
	July 2, 2017				July 3, 2016
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (j)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (j)	Net Income	Diluted EPS
Reported - GAAP	$(26,634)	$(9,414)	$(17,220)	$(0.64)	$29,624	$10,813	$18,811	$0.70
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (a)	43,176	16,451	26,725	0.99	94	35	59	—
Other expense (income), net (b)	798	304	494	0.02	(238)	(89)	(149)	(0.01)
Unused pre-production costs in advertising expense (c)	410	156	254	0.01	—	—	—	—
Total Non-general and administrative expense	44,384	16,911	27,473	1.02	(144)	(54)	(90)	—
General and administrative expense adjustments:
Terminated capital project (d)	849	323	526	0.02	—	—	—	—
Board and shareholder matter costs (e)	3,903	1,487	2,416	0.09	748	279	469	0.02
Write-off of site development costs (f)	454	173	281	0.01	296	111	185	0.01
Plan restructuring costs and retention bonuses (g)	2,014	767	1,247	0.05	—	—	—	—
Office restructuring and relocation costs (h)	—	—	—	—	346	129	217	0.01
Legal settlements and related costs (i)	(473)	(180)	(293)	(0.01)	(375)	(140)	(235)	(0.01)
Total General and administrative expense	6,747	2,570	4,177	0.16	1,015	379	636	0.02
Adjusted - Non-GAAP	$24,497	$10,067	$14,430	$0.53	$30,495	$11,138	$19,357	$0.72

(a) Impairment and other lease charges for the three months ended July 2, 2017, primarily include lease charges related to Pollo Tropical restaurants that closed in the second quarter of 2017, additional impairment charges related to three closed Pollo Tropical restaurants as a result of the decision not to convert the locations to Taco Cabana restaurants and impairment charges with respect to four Taco Cabana restaurants that the Company subsequently closed in the third quarter of 2017. Impairment and other lease charges for the six months ended July 2, 2017 primarily include impairment charges for Pollo Tropical restaurants that were closed in April 2017, seven of which were impaired in 2016, as well as additional impairment charges related to previously closed restaurants primarily as a result of the decision not to convert four locations to Taco Cabana restaurants, impairment charges with respect to four Taco Cabana restaurants that the Company subsequently closed during the third quarter of 2017, impairment charges with respect to three Taco Cabana restaurants that it continues to operate and lease charges related to Pollo Tropical restaurants that closed in the second quarter of 2017 and fourth quarter of 2016.

(b) Other expense (income), net for the three and six months ended July 2, 2017, primarily includes costs for the removal of signs and equipment related to the closure of Pollo Tropical restaurants and severance for restaurant employees, partially offset by expected business interruption proceeds related to a Taco Cabana restaurant that was temporarily closed due to a fire. Other expense (income), net for the six months ended July 3, 2016, primarily includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding.

(c) Unused pre-production costs for the three and six months ended July 2, 2017, include costs for advertising pre-production that will not be used.

(d) Terminated capital project costs for the three and six months ended July 2, 2017, include costs related to the write-off of a capital project that was terminated in the first quarter.

(e) Board and shareholder matter costs for the three and six months ended July 2, 2017, include fees related to shareholder activism and CEO and board member searches. Board and shareholder matter costs for the three and six months ended July 3, 2016, include fees related to the previously proposed and terminated separation transaction.

(f) Write-off of site development costs for the three and six months ended July 2, 2017 and July 3, 2016, includes the write-off of site costs related to locations that we decided not to develop.

(g) Plan restructuring costs and retention bonuses for the three and six months ended July 2, 2017, include severance related to the Plan and reduction in force and bonuses paid to certain employees for retention purposes.

(h) Office restructuring and relocation costs for the three and six months ended July 3, 2016, include severance and relocation costs associated with restructuring Pollo Tropical management in Miami, Florida and Dallas, Texas.

(i) Legal settlements and related costs for the three and six months ended July 2, 2017 and July 3, 2016, include benefits related to litigation matters.

(j) The provision for income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 38.1% and 37.4% for the periods ending July 2, 2017 and July 3, 2016, respectively.